FINANCIAL PROFESSIONAL USE ONLY – NOT FOR FURTHER DISTRIBUTION Active ETFs: Evolution and Revolution

2 T. ROWE PRICE Agenda ▪ ETF Trends and Evolution ▪ Active ETF Benefits and Use Case ▪ How Advisors Are Using Active ETFs ▪ T. Rowe Price ETF Solutions Financial Professional Use Only – Not For Further Distribution

ETF Trends and Evolution Financial Professional Use Only – Not For Further Distribution

4 T. ROWE PRICE 2025 Mutual Fund vs. ETF Flows ($M) 2025 U.S. ETF Market in Review ▪ U.S. listed ETFs crossed USD $13.3 trillion in 2025. The U.S. ETF industry took in USD $1.46 trillion in new assets. ETF issuers expanded the ETF menu as 1138 ETFs were launched. Active ETFs took in over $458 billion in assets and accounted for 85% of new ETF launches. Source: Morningstar Direct Data as of 12/31/2025 Financial Professional Use Only – Not For Further Distribution -$1,000,000 -$800,000 -$600,000 -$400,000 -$200,000 $0 $200,000 $400,000 $600,000 $800,000 $1,000,000 $1,200,000 Alternative Commodity Equity Fixed Income Mixed Allocation Millions ($) Exchange-Traded Fund Mutual Fund

5 T. ROWE PRICE Advisor Allocation to ETFs, 2016 – 2025 and 2027E Financial Advisor Allocation to ETFs by Channel, 2025 vs. 2027E Source: Cerulli Associates, The Cerulli Report, U.S. Exchange - Traded Fund Marketplace 2025 Acceleration of Advisor Demand and ETF AUM Cerulli Associates projects Advisor use of ETFs will increase in almost all channels. Financial Professional Use Only – Not For Further Distribution 12.6% 13.9% 14.1% 15.0% 15.8% 17.8% 21.5% 20.7% 21.6% 23.1% 25.8% 2016 2017 2018 2019 2020 2021 2022 2023 2024 2025 2027E 38.8% 31.2% 14.8% 19.8% 15.0% 15.3% 17.0% 23.1% 41.0% 34.6% 17.8% 23.9% 17.2% 18.9% 14.8% 25.8% Independent RIA Hybrid RIA Wirehouse IBD Insurance B/D National and Regional B/D Retail Bank B/D All Advisors 2025 2027E

6 T. ROWE PRICE -$50 $0 $50 $100 $150 $200 $250 $300 $350 $400 $450 $500 2015 2016 2017 2018 2019 2020 2021 2022 2023 2024 2025 Active ETF Flows ($B) Commodity Equity Alternative Fixed Income Mixed Allocation Alternative New Entrants $0 $200 $400 $600 $800 $1,000 $1,200 $1,400 $1,600 2015 2016 2017 2018 2019 2020 2021 2022 2023 2024 2025 ETF AUM ($B) Active ETF AUM Growth From 2015 – 2025 Active ETF Flows by Category 2015 – 2025 Source: Morningstar Direct. As of 12/31/25. * “Rise of ARK” refers to increased adoption of active ETFs from Ark Investments. The specific securities identified and described are for illustrative purposes only and are not intended to be a recommendati on to take any particular investment action. U.S. Active ETF Market Snapshot With more options available, investors’ preferences toward active ETFs are starting to shift across more asset classes. 85 % of Launches Financial Professional Use Only – Not For Further Distribution ~80% FI ETFs 36% FI Rise of ARK* 80% Equity

Active ETF Benefits and Use Case Financial Professional Use Only – Not For Further Distribution

8 T. ROWE PRICE Use Case Definition ▪ Exposure to “the market” ▪ Lower expenses ▪ Diversification Market cap - weighted indexing strategy that seeks to deliver the returns of a stated benchmark . ▪ Precise exposure ▪ Lower expenses ▪ Diversification Rules - based indexing strategy that seeks to exploit certain performance factors to outperform a benchmark index. ▪ Seek outperformance or “alpha” ▪ Seek to exploit inefficiencies of indexing ▪ Risk management Professionally managed strategy where a portfolio manager makes buy, sell, and hold decisions seeking to outperform a benchmark index. Investors Now Have Access to All Types of ETFs Passive Smart Beta Active Financial Professional Use Only – Not For Further Distribution

9 T. ROWE PRICE The Key Benefits of Active ETFs Cost - Effectiveness Tax Efficiency Active Management ETFs allow advisors to build scalable portfolios across account type and size. ETFs are generally more cost - effective than other vehicles. ETFs are generally more tax - efficient than other vehicles. ETFs have fewer operational and shareholder expenses than other investment vehicles. The ETF structure and in - kind create/ redeem process allow for greater tax efficiency. Investors now have access to over 1,000 Active ETF options to choose from. Convenience Active ETFs seek to achieve outperformance beyond indexes. ETFs trade intraday like a stock, have no minimums, and have no holding period requirements. DID YOU KNOW? Financial Professional Use Only – Not For Further Distribution

10 T. ROWE PRICE ETF Create/Redeem Process Percent of Funds Paying Capital Gains Annually (%) Source: Morningstar, data as of 12/31/2024 Tax Management for Nonqualified Accounts ETFs (active and passive) have historically distributed fewer capital gains than mutual funds Stock Exchange Authorized Participant (AP) ETF Sponsor Investors buy and sell ETF shares during equity market hours APs maintain the supply and demand of ETF shares APs deliver the underlying constituents in kind to the ETF issuer and receive ETF shares in return Buyers ETF Shares 1 2 3 Basket ETF Shares 0 10 20 30 40 50 60 70 2014 2015 2016 2017 2018 2019 2020 2021 2022 2023 2024 Percentage of Funds Paying Capital Gains Annually ETF (Active) ETF (Passive) Mutual Fund (Active) Mutual Fund (Passive) Financial Professional Use Only – Not For Further Distribution

11 T. ROWE PRICE ▪ Are the benefits of the wrapper aligned with my clients’ needs? ▪ Should I use an ETF vs mutual fund vs SMA? ▪ Does the manager add value versus the benchmark? ▪ Are there generally benefits of being active or passive in a specific asset class? ▪ What order type should I use when placing a trade? ▪ What if I’m trying to execute a larger trade? Advisor Checklist for Evaluating an Active ETF Investment Decision Vehicle Decision Trading Decision Financial Professional Use Only – Not For Further Distribution

T. Rowe Price Active ETFs Financial Professional Use Only – Not For Further Distribution

13 T. ROWE PRICE Leverage the Global Resources of T. Rowe Price 800+ investment professionals worldwide Local presence in analysts covering all regions, asset classes, and categories 1 6 350 + countries $ 1 .8T+ in U.S. dollars Firm - wide global AUM As of June 30, 2026 Firmwide AUM includes assets managed by T. Rowe Price Associates, Inc. and its investment advisory affiliates, in addition to SM A Model Delivery. T. Rowe Price Active ETFs are supported by the full resources and scalability that can only be provided by a well - established global firm. ▪ Since being founded in 1937, we’ve always believed in putting the clients’ needs first. ▪ We go beyond the numbers with rigorous field research, fundamental analysis and prudent risk management. ▪ Our forward - looking approach is designed to help navigate ever - changing market conditions. Financial Professional Use Only – Not For Further Distribution

14 T. ROWE PRICE *This ETF is different from traditional ETFs . Traditional ETFs tell the public what assets they hold each day. This ETF will not. This may create additional risks for your investment. For example: • You may have to pay more money to trade the ETF’s shares. This ETF will provide less information to traders, who tend to char ge more for trades when they have less information. • The price you pay to buy ETF shares on an exchange may not match the value of the ETF’s portfolio. The same is true when you sel l shares. These price differences may be greater for this ETF compared to other ETFs because it provides less information to traders. • These additional risks may be even greater in bad or uncertain market conditions. • The ETF will publish on its website each day a “Proxy Portfolio” designed to help trading in shares of the ETF. While the Pro xy Portfolio includes some of the ETF’s holdings, it is not the ETF’s actual portfolio. The differences between this ETF and other ETFs may also have advantages. By keeping certain information about the ETF secret , t his ETF may face less risk that other traders can predict or copy its investment strategy. This may improve the ETF’s performance. If other traders are able to copy or predict the ETF’s investment strategy, however, this may hurt the ETF ’s performance. For additional information regarding the unique attributes and risks of the ETF, please see the Important Information as well as the fund’s prospectus. T. Rowe Price Active ETF Lineup Expense Category Ticker Name U.S. Equity 0.00% 1 Large Blend TACU Active Core U.S. Equity ETF 0.57% Large Growth TCHP Blue Chip Growth ETF* 0.31% Large Blend TCAF Capital Appreciation Equity ETF 0.34% Derivative Income TCAL Capital Appreciation Premium Income ETF 0.50% Large Blend TDVG Dividend Growth ETF* 0.54% Large Value TEQI Equity Income ETF* 0.38% Large Growth TGRT Growth ETF 0.52% Large Growth TGRW Growth Stock ETF* 0.46% 2 Hedged Equity THEQ Hedged Equity ETF 0.55% Small/Mid Blend TMSL Small - Mid Cap ETF 0.34% Large Blend TSPA U.S. Equity Research ETF* 0.33% Large Value TVAL Value ETF Tax - Free Fixed Income 0.32% U.S. Municipal High Yield THYM High Income Municipal ETF 0.24% U.S. Municipal Intermediate TAXE Intermediate Municipal Income ETF 0.26% U.S. Municipal Long TMNL Long Municipal Income ETF 0.18% U.S. Municipal Short TMNS Short Municipal Income ETF International/Global 0.00% 1 Foreign Large Blend TACN Active Core International Equity ETF 0.40% Emerging Markets TEMR Emerging Markets Equity Research ETF 0.46% Global Large Blend TGLB Global Equity ETF 0.50% Foreign Large Blend TOUS International Equity ETF 0.38% Foreign Large Blend TIER International Equity Research ETF Taxable Fixed Income 0.61% Bank Loan TFLR Floating Rate ETF 0.37% Multi - Sector TMSF Multi - Sector Income ETF 0.08% Intermediate Core TAGG QM U.S. Bond ETF 0.31% Intermediate Core Plus TOTR Total Return ETF 0.56% High Yield THYF U.S. High Yield ETF 0.17% Ultrashort TBUX Ultra Short - Term Bond ETF Expense Category Ticker Name Sector/Thematic Equity 0.44% Financial TFNS Financials ETF 0.44% Health Care TMED Health Care ETF 0.49% Thematic Equity TNXT Innovation Leaders ETF 0.44% Natural Resources TURF Natural Resources ETF 0.63% Technology TTEQ Technology ETF As of July 16, 2026 1 TACU/TACN: Net expense ratio of 0.00% by contractual fee waiver through January 30, 2027, then 0.14% for TACU and 0.20% for T ACN thereafter. 2 THEQ: Gross expense 0.73% before fee waivers. Net expense 0.46%. The fund operates under a permanent contractual expense limi tat ion to fully offset the proportional expenses of underlying T. Rowe Price funds. 3 TKNZ: The expense shown above reflects the sponsor’s net annual management fee of 0.75% by contractual fee waiver though 5/31 /20 27, and 0.90% thereafter. The T. Rowe Price Active Crypto ETF is not an investment company registered under the Investment Company Act of 1940 and ther efo re is not subject to the same regulatory requirements as mutual funds or ETFs registered under the Investment Company Act of 1940. The Trust is not a commodity pool for purposes of the Commodity Exchange Act. Befor e m aking an investment decision, you should carefully consider the risk factors and other information included in the prospectus . Multi - Asset 0.25% Dynamic Allocation TPUT Capital Appreciation Market Opportunities ETF Digital Assets 0.75% 3 Digital Assets TKNZ Active Crypto ETF Financial Professional Use Only – Not For Further Distribution

15 T. ROWE PRICE Additional Disclosures © 2026 Morningstar, Inc. All rights reserved. The information contained herein: (1) is proprietary to Morningstar and/or its con tent providers; (2) may not be copied or distributed; and (3) is not warranted to be accurate, complete, or timely. Neither Morningstar nor its content providers are responsible for any damages or losses arising from any use of this information. “Bloomberg ® ” and Bloomberg Indices are service marks of Bloomberg Finance L.P. and its affiliates, including Bloomberg Index Services Li mit ed (“BISL”), the administrator of the index (collectively, “Bloomberg”) and have been licensed for use for certain purposes by T. Rowe Price. Bloomberg is not affiliated with T. Rowe P ric e, and Bloomberg does not approve, endorse, review, or recommend products. Bloomberg does not guarantee the timeliness, accurateness, or completeness of any data or information relating to p rod ucts. Financial data and analytics provider FactSet. Copyright 2025 FactSet. All Rights Reserved. Financial Professional Use Only – Not For Further Distribution

Important Information

Consider the investment objectives, risks, and charges and expenses carefully before investing. For a prospectus or, if available, a summary prospectus containing this and other information, call 1-800-564-6958 or visit troweprice.com/prospectus. Read it carefully.

This material is being furnished for general informational purposes only. The material does not constitute or undertake to give advice of any nature, including fiduciary investment advice, and prospective investors are recommended to seek independent legal, financial, and tax advice before making any investment decision. T. Rowe Price group of companies including T. Rowe Price Associates, Inc., and/or its affiliates receive revenue from T. Rowe Price investment products and services. The value of an investment and any income from it can go down as well as up. Investors may get back less than the amount invested.

ETFs/ETPs are bought and sold at market prices, not NAV. Investors generally incur the cost of the spread between the prices at which shares are bought and sold. Buying and selling shares may result in brokerage commissions which will reduce returns.

*T. Rowe Price semi-transparent equity ETFs publish a daily Proxy Portfolio, a basket of securities designed to closely track the daily performance of the actual portfolio holdings. While the Proxy Portfolio includes some of the ETF's holdings, it is not the actual portfolio. Daily portfolio statistics will be provided as an indication of the similarities and differences between the Proxy Portfolio and the actual holdings. The Proxy Portfolio and other metrics, including Portfolio Overlap, are intended to provide investors and traders with enough information to encourage transactions that help keep the ETF's market price close to its net asset value (NAV). There is a risk that market prices will differ from the NAV. ETFs trading on the basis of a Proxy Portfolio may trade at a wider bid/ask spread than shares of ETFs that publish their portfolios on a daily basis, especially during periods of market disruption or volatility and therefore, may cost investors more to trade. The ETF's daily Proxy Portfolio, Portfolio Overlap and other tracking data are available at troweprice.com. Although the ETF seeks to benefit from keeping its portfolio information confidential, others may attempt to use publicly available information to identify the ETF s investment and trading strategy. If successful, these trading practices may have the potential to reduce the efficiency and performance of the ETF.

Risk Considerations: Past performance is not a guarantee or a reliable indicator of future results. All investments are subject to market risk, including the possible loss of principal. As with all equity investments, the share price can fall because of weakness in the broad market, a particular industry, or specific holdings. Fixed income investing involves risks including, but not limited to, interest rate risk and credit risk. A fund that focuses its investments in specific industries or sectors is more susceptible to adverse developments affecting those industries and sectors than a more broadly diversified fund. International investments can be riskier than U.S. investments due to the adverse effects of currency exchange rates, differences in market structure and liquidity, as well as specific country, regional, and economic developments. The use of derivatives exposes the fund to additional volatility and potential losses. A derivative involves risks different from, and possibly greater than, the risks associated with investing directly in the assets on which the derivative is based, including liquidity risk, valuation risk, correlation risk, market risk, interest rate risk, leverage risk, counterparty and credit risk, operational risk, management risk, legal risk, and regulatory risk. Crypto investing is relatively new and involves risks including, but not limited to, extreme price volatility from trading activity, regulatory uncertainty, lightly or unregulated oversight, security breaches, fraud or otherwise. Active investing may have higher costs than passive investing and may underperform the broad market or passive peers with similar objectives.

Information and opinions presented have been obtained or derived from sources believed to be reliable and current; however, we cannot guarantee the sources' accuracy or completeness. There is no guarantee that any forecasts made will come to pass. The views contained herein are as of the date noted on the material and are subject to change without notice; these views may differ from those of other T. Rowe Price Group companies and/or associates. Under no circumstances should the material, in whole or in part, be copied or redistributed without consent from T. Rowe Price. The material is not intended for use by persons in jurisdictions that prohibit or restrict the distribution of the material, and in certain countries the material is provided upon specific request. It is not intended for distribution to retail investors in any jurisdiction.

T. Rowe Price Active Crypto ETF is organized as a Delaware statutory trust. The sponsor of the Trust is T. Rowe Price Sponsor LLC (the "Sponsor"). T. Rowe Price Investment Services, Inc. ("TRPIS") serves as the distributor of the Trust. T. Rowe Price Investment Services, Inc., distributor.

© 2026 T. Rowe Price. All Rights Reserved. T. ROWE PRICE, INVEST WITH CONFIDENCE, the Bighorn Sheep design and related indicators (see troweprice.com/ip) are trademarks of T. Rowe Price Group, Inc. All other trademarks are the property of their respective owners.

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